SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 9, 2007

MSGI SECURITY SOLUTIONS, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-16730	88-0085608
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 Madison Avenue
New York, New York 10022
(Address of Principal Executive Offices)

917-339-7134
(Registrant’s telephone number, including area code)

Item 1.01. Entry into a Material Definitive Agreement.

On May 9, 2007 MSGI Security Solutions, Inc. (the “Company” or “MSGI”) entered into a sub-contract and distribution agreement (the “Agreement”) with Apro Media Corp. (“Apro”) for at least $105 million of sub-contracting business over seven years to provide commercial security services to a Fortune 100 defense contractor.

Under the terms of the Agreement, MSGI will acquire components from a Korean company and deliver fully integrated security solutions at an average level of $15 million per year for the length of the seven-year engagement. MSGI will establish and operate a 24/7/365 customer support facility in the northeastern United States. Apro will provide MSGI with a web-based interface to streamline the ordering process and create an opportunity for other commercial security clients to be obtained and serviced by MSGI. The Agreement includes a profit sharing arrangement with Apro Media Co., Ltd. (“Apro Korea”), which will initially take the form of unregistered MSGI common stock and the issuance of a cashless exercise Warrant, which will vest over the period of the Agreement based on revenue received by the Company (the “Warrant”). Starting in the third year, MSGI will be obligated to provide cash payments while vesting significantly fewer shares under the Warrant, and in the seventh year, just cash. In the aggregate, assuming all the revenue targets are met over the next seven years, Apro Korea would be entitled to acquire up to approximately 16 million shares of MSGI common stock. The Warrant and the Common Shares have not yet been issued by MSGI to Apro.

The Agreement requires working capital of at least $5 million due to considerable upfront expenses including a $2.5 million financial contribution by MSGI to Apro Korea for the proprietary system development requirements of the Fortune 100 client and the formation of a staffed production and customer service facility and warehouse. The Agreement also provides that MSGI will grant certain registration rights to Apro Korea covering the shares of common stock to be issued and the shares underlying the Warrant. Failure by MSGI to perform its obligations under the contract or to register the shares could result in Apro’s termination of the Agreement.

MSGI has entered into a non-binding term sheet with an existing investor to provide the necessary financing and the Company expects to reach the definitive agreement stage with this investor in the near term. There is no assurance that the financing will close, and therefore no assurance that the Agreement will become effective.

The Sub-Contracting and Distribution Agreement is filed herewith as Exhibit 10.1, and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(a)     N/A

(b)     N/A

(c)     N/A

(d)     Exhibits

10.1. Sub-Contracting and Distribution Agreement by and between MSGI Security Solutions, Inc. and Apro Media Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSGI SECURITY SOLUTIONS, INC.

Date: May 15, 2007	By:	/s/ Richard J. Mitchell III
Name: Richard J. Mitchell III, Chief Accounting Officer